Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

drugstore.com, inc.	Investor Relations:
Walter Conner	Chris Danne or Brinlea Johnson
425-372-3234	415-217-5865 or 212-867-2593
wconner@drugstore.com	chris or brinlea@blueshirtgroup.com

drugstore.com, inc. Provides Third Quarter 2004 Update

BELLEVUE, WA – September 20, 2004 – drugstore.com, inc. (Nasdaq: DSCM), a leading online retailer of health, beauty, vision and pharmacy products, today provided an update on anticipated results for the third quarter of 2004. For the third quarter, the company currently expects that revenues will increase by approximately 40% year-over-year to the range of $83 to $85 million, with an expected GAAP net loss of approximately $5.4 million to $6.4 million and an expected EBITDA loss (a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expense and stock-based compensation) in the range of $2.0 to $3.0 million. This compares to an EBITDA loss of $2.1 million reported for the same period last year.

The company’s expected ranges for the third quarter of 2004 compare to previous guidance of revenues in the range of $85 to $88 million, a GAAP net loss in the range of $4.5 to $5.4 million and an EBITDA loss in the range of $1.1 to $2.0 million.

“We expect third quarter results to reflect normal seasonality, as well as a sequential decrease in our vision business,” said Bob Barton, acting chief executive officer and current chief financial officer of drugstore.com, inc. “The sales from our Vision Direct acquisition continue to be lower than anticipated, primarily as a result of short-term site conversion and program transition challenges that occurred in connection with the Web site integration process. We have been working aggressively to address these challenges and are beginning to see a positive impact from our efforts.”

“Outside of our vision business, we expect to report solid year-over-year growth in our other business segments, led by continuing growth in over-the-counter (OTC) and mail-order pharmacy sales,” Barton continued. “Although we are disappointed with our current third quarter outlook, we are optimistic regarding our business and future prospects. We are also pleased with the progress we are making in regards to the search for our new CEO.”

drugstore.com, inc. expects to report full third quarter financial results during the week of October 25, 2004.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of EBITDA, defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expenses and stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future. Management believes that EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results. In addition, because drugstore.com, inc. has historically provided EBITDA measures to investors, management believes that including EBITDA measures provides consistency in the company’s financial reporting. However, EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net loss, cash flows, or other consolidated loss or cash flow data prepared in accordance with GAAP, or as a measure of the company’s profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to EBITDA profit or loss.

SUPPLEMENTAL INFORMATION:

Reconciliation of forecasted Q3 2004 net (loss) range to forecasted Q3 2004 EBITDA (loss) range calculated as:

	Three Months Ending September 26, 2004
	Range High	Range Low
Estimated net loss	$(5,400)	$(6,400)
Estimated amortization of intangible assets	1,050	1,050
Estimated amortization of non-cash marketing	570	570
Estimated amortization of stock-based compensation	60	60
Estimated depreciation	1,800	1,800

Estimated interest income, net	(80)	(80)

Estimated EBITDA (loss)	$(2,000)	$(3,000)

NOTE 1: Supplemental information related to drugstore.com, inc.’s EBITDA (loss) for the three months ending September 26, 2004 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

NOTE 2: EBITDA profit/(loss) is defined as profit/(loss) before interest, taxes, depreciation, amortization of intangible assets, non-cash marketing, and stock based compensation.

About drugstore.com, inc.

drugstore.com, inc. (Nasdaq: DSCM) is a leading online provider of health, beauty, vision, and pharmacy products. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

Forward-Looking Statements

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, consumer spending, the stock market, changes affecting the Internet, online retailing and advertising, drugstore.com’s limited operating history, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, risks related to systems interruptions, possible governmental regulation, and the ability to manage a rapidly growing business. Additional information, regarding factors that potentially could affect drugstore.com, inc.’s business, financial condition and operating results is included in its periodic filings with the SEC on Forms 10-K and 10-Q. These forward-looking statements should not be relied upon as representing the company’s views as of any date other than the date on which they were made and drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement made by it after the date on which such statement was made, except as otherwise specifically stated by it.

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